ADVENTRX PROVIDES UPDATE ON STRATEGIC TRANSACTION PROCESS

Evaluation of multiple proposals for strategic transactions on-going

SAN DIEGO – February 10, 2009 – ADVENTRX Pharmaceuticals, Inc. (NYSE Alternext US: ANX) announced today that it has received written indications of interest from numerous companies representing a range of strategic transactions. The Company currently is evaluating all proposals and options. In December 2008, the Company announced that it was exploring a range of strategic options, including the sale or disposition of one or more of its product candidate programs, a strategic business merger and other transactions that maximize the value of the Company’s assets.

“We are pleased with the number and breadth of opportunities presented to us and are currently negotiating with interested parties,” stated Brian M. Culley, Chief Business Officer of ADVENTRX. “In order to provide sufficient flexibility to consummate a transaction on appropriate terms, we continue to curtail our spending. While this may impact the timelines of our regulatory filings, it is likely that a future partner would make the final decision on the timing of each NDA submission. However, we still remain on track to announce pharmacokinetic data from our bioequivalence study of ANX-514 in the second quarter.”

About ANX-514 (docetaxel emulsion)
ANX-514 is a novel nano-emulsion formulation of the chemotherapy drug docetaxel, a formulation of which is marketed under the brand name Taxotere®. ANX-514 is formulated without polysorbate 80 or other detergents and is intended to reduce the severity and incidence of hypersensitivity reactions. Docetaxel is an anti-cancer agent that acts by disrupting the cellular microtubular network that is essential for cell division. Immunosuppressant premedication is recommended for docetaxel therapy to reduce the incidence and severity of hypersensitivity reactions. Docetaxel is approved to treat breast, non-small cell lung, prostate, gastric and head and neck cancers.

About ANX-530 (vinorelbine emulsion)
ANX-530 is a novel emulsion formulation of the chemotherapy drug vinorelbine. ANX-530 emulsifies vinorelbine into a homogeneous suspension of nanoparticles that is designed to protect the venous endothelium during administration into a peripheral vein. Navelbine®, a branded formulation of vinorelbine, is approved in the U.S. to treat advanced non-small cell lung cancer as a single agent or in combination with cisplatin, and approved in the European Union to treat non-small cell lung cancer and advanced or metastatic breast cancer.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates primarily for the treatment of cancer. The Company seeks to improve the performance and commercial potential of existing treatments by addressing problems associated with these treatment regimens. In December 2008, the Company announced that it is exploring a range of strategic options, including the sale or disposition of one or more of its product candidate programs, a strategic business merger and other transactions that maximize the value of the Company’s assets. More information can be found on ADVENTRX’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will be unable to consummate a strategic or partnering transaction or raise sufficient capital to fund the projects necessary to meet its goals, including funding the continued development and commercialization of ANX-530 or ANX-514; the risk that the Company’s recent cost-containment measures, as well as any future workforce reductions and/or reductions/delays in spending, will further impact the Company’s development and commercialization plans, including its ability to achieve on time its previously stated goals; the risk that the departure of the Company’s former Chief Executive Officer and President and Executive Vice President and Chief Financial Officer and/or ADVENTRX’s leadership by a committee of executive officers will negatively impact ADVENTRX’s ability to execute its business plan or to maintain effective disclosure controls and procedures or internal control over financial reporting; the risk the FDA will determine that ANX-530 and Navelbine are not bioequivalent, including as a result of performing pharmacokinetic equivalence analysis based a patient population other than the population on which ADVENTRX based its analysis; the risk that the bioequivalence study of ANX-514 does not demonstrate pharmacokinetic equivalence or bioequivalence to Taxotere; the risk of investigator bias in reporting adverse events as a result of the open-label nature of the ANX-530 bioequivalence study, including bias that increased the reporting of adverse events associated with Navelbine and/or that decreased the reporting of adverse events associated with ANX-530; difficulties or delays in manufacturing, obtaining regulatory approval for and marketing ANX-530 and ANX-514, including validating commercial manufacturers and suppliers and the potential for automatic injunctions regarding FDA approval of ANX-514; the potential for regulatory authorities to require additional preclinical work or other clinical requirements to support regulatory filings, including prior to the submission or the approval of an NDA for ANX-530 and ANX-514; the risk that the performance of third parties on whom ADVENTRX relies to conduct its studies or evaluate the data, including clinical investigators, expert data monitoring committees, contract laboratories and contract research organizations, may be substandard, or they may fail to perform as expected; the risk that ADVENTRX’s stockholders will not approve a strategic or capital-raising transaction recommended by ADVENTRX’s Board of Directors; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at http://www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Investor Contact:
ADVENTRX Pharmaceuticals
Ioana C. Hone
858-552-0866

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